SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 21, 1997


                              SILGAN HOLDINGS INC.
             (Exact name of registrant as specified in its charter)



Delaware                     000-22117                      06-1269834
---------------              ----------------------         --------------------
(State or other             (Commission File Number)        (IRS Employer
jurisdiction of                                             Identification No.)
incorporation)





4 Landmark Square, Stamford, Connecticut                  06901
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(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110



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Item 5:  Other Events.

                  No later than June 16, 1997, Silgan Holdings Inc. ("Holdings" and, together with its subsidiaries, the "Company") intends to exchange its outstanding 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006 (the "Preferred Stock") for its 13-1/4% Subordinated Debentures due 2006 (the "Exchange"). The Exchange will be effected in accordance with the terms and conditions of the Certificate of Designation pursuant to which the Preferred Stock was issued.

Immediately following the Exchange, in order to simplify the Company's corporate structure and to reduce administrative costs, Silgan Corporation ("Silgan"), a wholly owned subsidiary of Holdings, will be merged with and into Holdings (the "Merger"). As a result of the Merger, Holdings will assume all liabilities and obligations of Silgan, including all of Silgan's liabilities and obligations in connection with its outstanding 11-3/4% Senior Subordinated Notes due 2002 (the "11-3/4% Notes") and under the Company's bank credit agreement.

                  The Company is currently planning to refinance the 11-3/4% Notes and its indebtedness under its bank credit agreement. Any such debt refinancing will be dependent upon market conditions and will have to be effected in compliance with the Company's agreements in respect of its indebtedness currently outstanding. There can be no assurance that the Company will be able to effect any such debt refinancing.


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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  SILGAN HOLDINGS INC.


                                By:/s/ Harley Rankin, Jr.
                                   -------------------------------
                                   Harley Rankin, Jr.
                                   Executive Vice President,
                                   Chief Financial Officer
                                   and Treasurer

Date:  May 21, 1997




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